Exhibit 99.1

FTI Consulting, Inc.

900 Bestgate Road

Annapolis, MD 21401

(410) 224-8770

FOR FURTHER INFORMATION:
AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. ANNOUNCES PRICING OF DEBT OFFERINGS

Transaction Size Increased to $200.0 Million Senior Notes due 2013 and $150.0 Million

Convertible Senior Subordinated Notes due July 15, 2012

ANNAPOLIS, MD, July 29, 2005—FTI Consulting, Inc. (NYSE:FCN) today announced the pricing of its private offering of $200.0 million in aggregate principal amount of Senior Notes due 2013 at 7.625% (the “Senior Notes”) and $150 million in aggregate principal amount of Convertible Senior Subordinated Notes due 2012 at 3.75% (the “Convertible Notes”). The $150.0 million Convertible Notes offering includes the exercise by the initial purchasers of their right to purchase an additional $25.0 million principal amount of Convertible Notes. FTI expects this offering to close on August 2, 2005.

The Senior Notes will mature on June 15, 2013 and will rank pari passu in right of payment with all of FTI’s existing and future senior indebtedness, if any, and senior in right of payment to all of FTI’s existing and future subordinated indebtedness. FTI will have the option to redeem all or a portion of the Senior Notes at any time on or after June 15, 2009 at specified redemption prices. At any time before June 15, 2008 the company may also redeem up to 35% of the aggregate principal amount of the Senior Notes at a redemption price of 107.625% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of certain equity offerings.

The Convertible Notes will be convertible, only under certain conditions, at the option of the holder. Upon conversion, the principal of the Convertible Notes will be paid in cash, and any excess over the conversion rate will be paid in shares of FTI common stock or cash at an initial conversion rate of 32 shares of FTI common stock per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of $31.25 per share. This represents a premium of 30.0% to the last reported sale price of FTI’s common stock on July 28, 2005, of $24.04. The Convertible Notes are non-callable.

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FTI plans to use the net proceeds of the offering to repay its existing $142.5 million term loan indebtedness, for stock repurchases and for general corporate purposes which may include acquisitions. Concurrent with the offering, FTI plans to repurchase approximately $125.0 million of common shares through a combination of direct share repurchases and an accelerated stock buyback program. In connection with this transaction, the initial purchasers may take positions in FTI common stock in secondary market transactions and/or enter into various derivative transactions.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Senior Notes or Convertible Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The securities offered and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Both offerings are being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States under Regulation S.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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